Exhibit I

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of Sunrun Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

DATED: February 16, 2016

MADRONE PARTNERS, L.P.

/s/ Jameson McJunkin
Jameson McJunkin Manager

MADRONE CAPITAL PARTNERS, LLC

/s/ Jameson McJunkin
Jameson McJunkin Manager

/s/ Jameson McJunkin
Jameson McJunkin